                                                           EXHIBIT 4.31

                             AMENDMENT NO. 5 TO THE
                      NORTHWESTERN STEEL AND WIRE COMPANY
                         EMPLOYEE STOCK OWNERSHIP PLAN


         The Northwestern Steel and Wire Company Employee Stock Ownership Plan (the "Plan") was adopted by Northwestern Steel and Wire Company (the "Company") effective August 1, 1988, and was thereafter amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, and Amendment No. 4 thereto: The Plan is hereby amended further, effective April 29, 1994, by amending and restating
Section 13(b) thereof to read in its entirety as follows:

         (b) Upon application for a distribution by a Participant or Beneficiary eligible for a distribution under Section 13(a),

                 (i) as soon as practicable thereafter, at the Participant's election, either (A) fifty percent of the whole shares of Company Stock allocated to the Stock Account of the Participant plus 50% of the cash held in the Participant's Cash Account or (B) 100% of the whole shares of Company Stock allocated to the Stock Account of the Participant's plus 100% of the cash held in the Participant's Cash Account and cash representing the fair market value of any fractional shares of Company Stock (determined as of the preceding Anniversary Date in accordance with Section 9) allocated to the Stock Account of the Participant shall be distributed in the form of one lump sum payment;

                 (ii) on the first anniversary of the payment of a distribution under Section 13(b)(i)(A), the remaining balance of the Participant's Capital Accumulation (including any amounts allocated to the Accounts of the Participant with respect to the Plan year in which the Termination of Service occurred), if any, shall be distributed in one lump sum payment consisting of whole shares of Company Stock allocated to the Participant's Stock Account (and which were not previously distributed) plus any remaining cash held in the Participant's Cash Account and cash representing the fair market value of any fractional shares of Company Stock (determined as of the preceding Anniversary Date in accordance with Section 19) allocated to the Stock Account of the Participant;

                          ADOPTION OF AMENDMENT NO. 5

         To record the adoption of Amendment No. 5 to the Plan, the undersigned duly authorized officers of the Company have caused this document to be executed as of the 29th day of April 1994.

ATTEST:                                   NORTHWESTERN STEEL AND WIRE COMPANY


_________________________                 By:________________________________
                                               Chairman of the Board
                                               President and Chief
                                               Executive Officer





                                      -2-